Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

SUNCOM WIRELESS HOLDINGS, INC.

ARTICLE I

The name of the corporation is SunCom Wireless Holdings, Inc. (hereinafter referred to as the “Corporation”).

ARTICLE II

The registered office of the Corporation is to be located at 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle, 19808, and its registered agent at such address is Corporation Service Company.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware.

ARTICLE IV

The Corporation is authorized to issue one class of stock to be designated “Common Stock”. The total number of shares of Common Stock which the Corporation is authorized to issue is one thousand (1,000), and each such share shall have a par value of one cent ($0.01).

ARTICLE V

The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

(1)          The number of directors of the Corporation shall be such as from time to time shall be fixed by, or in the manner provided in, the by-laws. Election of directors need not be by ballot unless the by-laws so provide.

(2)          The Board of Directors shall have powers without the assent or vote of the stockholders to make, alter, amend, change, add to or repeal the by-laws of the Corporation; to fix and vary the amount to be reserved for any proper purpose; to authorize and cause to be executed mortgages and liens upon all or any part of the property of the Corporation; to determine the use and disposition of any surplus or net profits; and to fix the times for the declaration and payment of dividends.

(3)          The directors in their discretion may submit any contract or act for approval or ratification at any annual meeting of the stockholders or at any meeting of the stockholders called for the purpose of considering any such act or contract, and any contract or act that shall be approved or be ratified by the vote of the holders of a majority of the stock of the Corporation which is represented in person or by proxy at such meeting and entitled to vote thereat (provided that a lawful quorum of stockholders is represented in person or by proxy at such meeting) shall be as valid and as binding upon the Corporation and upon all the stockholders as though it had been approved or ratified by every stockholder of the Corporation, whether or not the contract or act would otherwise be open to legal attack because of directors’ interest, or for any other reason.

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(4)          In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation; subject, nevertheless, to the provisions of the statutes of Delaware, of this certificate, and to the by-laws; provided, however, that no new or modified provision of the by-laws so made shall invalidate any prior act of the directors which would have been valid if such new or modified provision had not been made.

ARTICLE VI

(1)          Any individual who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding (a “Proceeding”), whether civil, criminal, administrative, or investigative (whether or not by or in the right of the Corporation), by reason of the fact that such individual, or an individual of whom such individual is the legal representative, is or was a director, officer, incorporator, employee, or agent of the Corporation, or is or was serving at the request of the Corporation as a director, manager, officer, incorporator, employee, partner, trustee, or agent of another corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise (an “Other Entity”), shall be indemnified by the Corporation to the full extent then permitted by law against expenses (including counsel fees and disbursements), judgments, fines (including excise taxes assessed on an individual with respect to an employee benefit plan), and amounts paid in settlement incurred by him or her in connection with such Proceeding. Any other individual may be similarly indemnified in respect of service to the Corporation or to an Other Entity at the request of the Corporation to the extent the Board of Directors at any time specifies that any such individual is entitled to the benefits of this Article VI.

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(2)          The Corporation shall, from time to time, reimburse or advance to any director or officer or such other individual entitled to indemnification hereunder the funds necessary for payment of expenses, including attorneys’ fees and disbursements, incurred in connection with any Proceeding, in advance of the final disposition of such Proceeding; provided, however, that, if (and only if) required by the General Corporation Law of the State of Delaware, such expenses incurred by or on behalf of any director or officer or other individual may be paid in advance of the final disposition of a Proceeding only upon receipt by the Corporation of an undertaking, by or on behalf of such director or officer (or other individual indemnified hereunder), to repay any such amount so advanced if it shall ultimately be determined by final judicial decision from which there is no further right of appeal that such director, officer or other individual is not entitled to be indemnified for such expenses.

(3)          The rights to indemnification and reimbursement or advancement of expenses provided by, or granted pursuant to, this Article VI shall not be deemed exclusive of any other rights to which an individual seeking indemnification or reimbursement or advancement of expenses may have or hereafter be entitled under any statute, this Amended and Restated Certificate of Incorporation, the by-laws, any agreement, any vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in any other capacity while holding such office.

(4)          The rights to indemnification and reimbursement or advancement of expenses provided by, or granted pursuant to, this Article VI shall continue as to an individual who has ceased to be a director or officer (or other individual indemnified hereunder), shall inure to the benefit of the executors, administrators, legatees and distributees of such individual, and in

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any case, shall inure whether or not the claim asserted is based on matters which antedate the adoption of this Article VI.

(5)          The Corporation shall have power to purchase and maintain insurance on behalf of any individual who is or was a director, officer, incorporator, employee or agent of the Corporation, or is or was serving at the request of the Corporation, as a director, manager, officer, incorporator, employee, partner, trustee or agent of an Other Entity, against any liability asserted against such individual and incurred by such individual in any such capacity, or arising out of such individual’s status as such, whether or not the Corporation would have the power to indemnify such individual against such liability under the provisions of this Article VI, the by-laws or under Section 145 of the General Corporation Law of the State of Delaware or any other provision of law.

(6)          The provisions of this Article VI shall be a contract between the Corporation, on the one hand, and each director, officer and any other individual indemnified hereunder who serves in such capacity at any time while this Article VI is in effect, on the other hand, pursuant to which the Corporation and each such director, officer, or other individual intend to be legally bound. No repeal or modification of this Article VI shall affect any rights or obligations with respect to any claim then or, heretofore or thereafter brought or threatened based in whole or in part upon any state of facts existing or occurring prior to such repeal or modification.

(7)          The rights to indemnification and reimbursement or advancement of expenses provided by, or granted pursuant to, this Article VI shall be enforceable by any individual entitled to such indemnification or reimbursement or advancement of expenses in any court of competent jurisdiction. The burden of proving that such indemnification or

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reimbursement or advancement of expenses is inappropriate shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, its independent legal counsel and its stockholders) to have made a determination prior to the commencement of such Proceeding that such indemnification or reimbursement or advancement of expenses is proper in the circumstances nor an actual determination by the Corporation (including its Board of Directors, its independent legal counsel and its stockholders) that such individual is not entitled to such indemnification or reimbursement or advancement of expenses shall constitute a defense to the Proceeding or create a presumption that such individual is not so entitled. Such an individual shall also be indemnified for any expenses incurred in connection with successfully establishing his or her right to such indemnification or reimbursement or advancement of expenses, in whole or in part, in any such Proceeding.

(8)          Any director or officer of the Corporation serving in any capacity in (a) another corporation of which a majority of the shares entitled to vote in the election of its directors is held, directly or indirectly, by the Corporation, (b) a limited liability company of which a majority of the membership interests is held, directly or indirectly, by the Corporation, or (c) any employee benefit plan of the Corporation or any corporation or limited liability company referred to in clauses (a) or (b) shall be deemed to be doing so at the request of the Corporation.

(9)          Any individual entitled to be indemnified or to reimbursement or advancement of expenses as a matter of right pursuant to this Article VI may elect to have the right to indemnification or reimbursement or advancement of expenses interpreted on the basis of the applicable law in effect at the time of the occurrence of the event or events giving rise to the applicable Proceeding, to the extent permitted by law, or on the basis of the applicable law in

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effect at the time such indemnification or reimbursement or advancement of expenses is sought. Such election shall be made, by a notice in writing to the Corporation, at the time indemnification or reimbursement or advancement of expenses is sought; provided, however, that if no such notice is given, the right to indemnification or reimbursement or advancement of expenses shall be determined by the law in effect at the time indemnification or reimbursement or advancement of expenses is sought.

ARTICLE VII

No director of the Corporation shall be liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, provided that this provision does not eliminate the liability of the director (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware or (iv) for any transaction from which the director derived an improper personal benefit. For purposes of the prior sentence, the term damages shall, to the extent permitted by law, include without limitation, any judgment, fine, amount paid in settlement, penalty, punitive damages, excise or other tax assessed with respect to an employee benefit plan, or expense of any nature (including, without limitation, counsel fees and disbursements). Each individual who serves as a director of the Corporation while this Article VII is in effect shall be deemed to be doing so in reliance on the provisions of this Article VII, and neither the amendment or repeal of this Article VII, nor the adoption of any provision of this Amended and Restated Certificate of Incorporation inconsistent with this Article VII, shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for, arising out of, based upon, or in connection with any acts or omissions of such director

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occurring prior to such amendment, repeal, or adoption of an inconsistent provision. The provisions of this Article VII are cumulative and shall be in addition to and independent of any and all other limitations on or eliminations of the liabilities of directors of the Corporation, as such, whether such limitations or eliminations arise under or are created by any law, rule, regulation, bylaw, agreement, vote of stockholders or disinterested directors, or otherwise.

ARTICLE VIII

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation in the manner now or hereafter prescribed by law, and all rights and powers conferred herein on stockholders, directors and officers are subject to this reserved power.

ARTICLE IX

Section 203 of the General Corporation Law of the State of Delaware shall not apply to the Corporation.

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